Exhibit 99.1

News Release

AMGEN AND TAKEDA ANNOUNCE EXCLUSIVE

COLLABORATION IN JAPAN ON UP TO 13 AMGEN

CLINICAL CANDIDATES

Amgen to Receive $200 Million Upfront Payment, $702 Million in Multi-year Global R&D Expense Sharing and Success-based Milestones, and Double Digit Royalties on Japan Sales; Takeda Will Receive Exclusive Rights to Develop and Commercialize Select Molecules in Japan

Deal Includes Global Partnership for Motesanib Diphosphate, which Provides Amgen with  an  Additional $100 Million Upfront Payment, $175 Million in Success- based Milestones for First 2 Indications, Double Digit Royalties on Japan Sales, and 50/50 Profit Sharing Outside of Japan

FOR IMMEDIATE RELEASE

THOUSAND OAKS, Calif. (Feb. 3, 2008) and OSAKA (Feb. 4, 2008) – Amgen (NASDAQ:AMGN) and Takeda Pharmaceutical Company Limited (TSE: 4502) today announced an agreement under which Takeda will develop and commercialize for the Japanese market up to 13 molecules from Amgen’s pipeline, one of which is included as an option. This collaboration validates the significant value of Amgen’s clinical stage pipeline and further ensures Japanese patients will have access to Amgen’s innovative potential medicines for serious illnesses. The collaboration includes early to mid-stage clinical-stage candidates across a range of therapeutic areas, including oncology, inflammation, and pain.

The financial terms include an upfront cash payment to Amgen of $200 million. Takeda will also pay to Amgen up to $340 million in expected worldwide development costs for these molecules over the next several years, $362 million in success-based milestone payments, and double digit royalties on sales in Japan. Additionally, Takeda plans to acquire all the shares of Amgen’s Japanese subsidiary, Amgen KK. We anticipate the share transaction to close in the first quarter.

AMGEN AND TAKEDA ANNOUNCE EXCLUSIVE COLLABORATION IN JAPAN ON UP TO 13 AMGEN CLINICAL CANDIDATES

In addition, Takeda will become Amgen’s worldwide partner for motesanib diphosphate (AMG 706), and will pay Amgen $100 million upfront, $175 million in success-based milestones for the first two indications, and double digit royalties on sales in Japan. Takeda will also pay 60 percent of ongoing clinical development expenses outside Japan and share potential profits outside Japan 50/50.

“We are excited about the agreements with Amgen, and also to welcome Amgen KK into Takeda Group,” said Takeda President Yasuchika Hasegawa. “The target indications of the molecules we licensed from Amgen, such as cancer and bone/joint diseases, are in our core therapeutic areas. We believe they will enhance our R&D pipeline and we are looking forward to offering novel treatment options to the patients with such diseases and to physicians as early as possible, through conducting development activities in close collaboration with Amgen.”

“The development programs included in this collaboration represent the growth engine for Amgen in the next decade,” said Amgen Chairman and CEO Kevin Sharer. “Takeda’s confidence in these programs validates their potential to become innovative therapies for patients in Japan and worldwide. We value and respect Takeda’s strong development and marketing capabilities and look forward to working with the leading pharmaceutical company in Japan.”

The partnership includes Amgen’s VectibixTM (panitumumab), motesanib diphosphate and additional molecules in oncology, inflammation and neurology/pain. With the exception of oncology candidate motesanib diphosphate, all molecules included in the partnership are biologics. Amgen retains certain co-promotion rights in Japan on all programs.

Financial guidance previously provided on Jan. 24, 2008 by Amgen for 2008 adjusted earnings per share will remain unchanged by this transaction.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

About Amgen KK

Amgen KK was established March 26, 1992 as a wholly owned subsidiary of Amgen Inc.

AMGEN AND TAKEDA ANNOUNCE EXCLUSIVE COLLABORATION IN JAPAN ON UP TO 13 AMGEN CLINICAL CANDIDATES

About Takeda

Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders in the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Additional information about Takeda is available through its corporate website, www.takeda.com.

Forward-Looking Statement: Amgen

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2006, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and products liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

About Vectibix

Vectibix, the first fully human IgG2 monoclonal antibody (MAb) therapy, targets the Epidermal Growth Factor Receptor (EGFr,) a protein that plays an important role in cancer cell signaling. With its demonstrated efficacy and convenient Q2W dosing

AMGEN AND TAKEDA ANNOUNCE EXCLUSIVE COLLABORATION IN JAPAN ON UP TO 13 AMGEN CLINICAL CANDIDATES

schedule Vectibix provides an important option in the management of metastatic colorectal cancer (mCRC) patients. Ongoing Phase 3 trials are exploring the potential of administering Vectibix in combination with chemotherapy in the first- and second-line of mCRC, as well as in the head and neck cancer setting. In the European Union (EU), Vectibix is indicated as monotherapy for the treatment of patients with metastatic colorectal carcinoma expressing EGFr with tumors with non-mutated KRAS and after failure of fluoropyrimidine-, oxaliplatin-, and irinotecan-containing chemotherapy regimens.

Approved by the Food and Drug Administration (FDA) in September 2006, Vectibix is indicated in the United States (U.S.) as a single agent for the treatment of patients with EGFr-expressing, metastatic colorectal carcinoma with disease progression on or following fluoropyrimidine-, oxaliplatin- and irinotecan-containing chemotherapy regimens. The effectiveness of Vectibix as a single agent for the treatment of EGFr-expressing, metastatic colorectal carcinoma is based on progression-free survival. Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with Vectibix.

CONTACT:	Amgen, Tokyo
Mary Klem +81 90 3236-0203 (media)

Amgen, Thousand Oaks
Anne McNickle 805-447-5890 (w), 323-868-5827 (mobile) (media)
David Polk 805-447-4613 (w), 805-490-0661 (mobile) (media)
Arvind Sood, 805-447-1060 (investors)

CONTACT:	Takeda, Tokyo
Seizo Masuda (03) 3278-2037

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